EXHIBIT 99.1

Palatin Presents Data at the Association of Research in Vision

and Ophthalmology 2023 Annual Conference

Regarding a Potential Treatment for Glaucoma

- Poster presented at ARVO demonstrates PL9588 reduces intraocular pressure

- Data provides further support for topical administration of melanocortins for ocular inflammation

CRANBURY, NJ – April 25, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the presentation of a poster entitled, Melanocortin Receptor Agonist PL9588 Reduces Intraocular Pressure in Normotensive Rabbits at the Association of Research in Vision and Ophthalmology (ARVO) Annual Conference. The authors of the poster are Paul S. Kayne, Ph.D.; Alison Obr, Ph.D.; John H. Dodd, Ph.D.; Carl Spana, Ph.D., all of Palatin Technologies. The poster was presented by Paul Kayne, Ph.D. on April 24, 2023 at the ARVO conference in New Orleans and will be available on Palatin’s website at www.palatin.com.

“The Palatin research team continues to produce groundbreaking data regarding melanocortins’ utility and mechanism of action in treating ocular inflammatory diseases,” said Carl Spana, Ph.D., President and CEO of Palatin. “We are excited by the potential of PL9588 as a novel treatment for glaucoma and pending resources, plan to move into clinical development.”

The poster presents data on PL9588 from a series of dose-ranging and duration-of-effect studies to establish its effects on intraocular pressure (IOP) after administration in healthy, normotensive rabbits. Topically administered PL9588 showed reductions in IOP with magnitudes similar or greater to the positive controls, latanoprost and timolol, which are FDA approved for treating glaucoma. The IOP lowering effect of a single topical dose of PL9588 persisted for 24 hours. A therapeutic melanocortin agonist could provide new options for treatment, both as a single agent or in combination with a standard of care. Given that melanocortins have been shown to provide neuroprotection in neuroinflammatory disorders, they may provide long-term benefit to patients with glaucoma in addition to reducing IOP. Palatin’s data provides support for continued development of PL9588 with the aim of providing a novel, once-daily treatment for glaucoma.

"With the effects of lowering of intraocular pressure and protection of the ocular nerve, topically administered PL9588 has the potential to be a groundbreaking treatment for glaucoma patients”, said Michael Raizman, MD, practicing ophthalmologist and CMO of Palatin. “Potentially providing clinicians and patients with a topical treatment option which could save their vision would be a significant improvement to what is currently available to treat glaucoma and it’s detrimental effects on vision.”

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About Glaucoma

Glaucoma is a condition that causes damage to the eye's optic nerve. The condition usually occurs due to high pressure inside the eye that damages the nerve connecting the eye to the brain. Glaucoma can cause permanent vision loss and is a leading cause of blindness. Though there is no cure for glaucoma, blindness can often be prevented with early treatment.

People over 60 years old are at higher risk of developing glaucoma. The rising number of glaucoma cases and increasing demand for cutting-edge therapeutic strategies are the two key factors driving the growth of the glaucoma market. As per the World Glaucoma Association, 79.6 million people worldwide developed the condition in 2020.

According to a research report by Polaris Market Research*, the global glaucoma market was valued at $5.71 billion in 2021 and is projected to reach $9.77 billion by 2030.

About PL9588

PL9588 is a peptide with melanocortin receptor 1 and 5 agonist activity that is being investigated as a potential treatment for glaucoma.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects. Many tissues and immune cells located throughout the body, including the gut, kidney and eye, express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation.

Drugs based on melanocortin agonists have been approved by the FDA for treating several conditions, including inflammatory/autoimmune diseases, rare forms of genetic obesity and female sexual dysfunction.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about PL9588 potential clinical utility in treating glaucoma are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

*Polaris Market Research recently published [115+ Pages] research report on "Glaucoma Market Share, Size, Trends, Industry Analysis Report, By Drug Class (Prostaglandin Analogs, Beta-blockers, Adrenergic Agonists, Carbonic Anhydrase Inhibitors); By Distribution Channel; By Disease Type; By Region; Segment Forecast, 2022 - 2030" in its research database.

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